Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-292993

Prospectus

ARCADIA BIOSCIENCES, INC.

1,673,792

Common Stock

Pursuant to this prospectus, the selling stockholders identified herein (the "Selling Stockholders") are offering on a resale basis an aggregate of up to 1,673,792 shares (sometimes referred to as the "Shares") of common stock of Arcadia Biosciences, Inc., par value $0.001 per share (the “Common Stock") that are issuable upon the exercise of outstanding preferred investment options. These preferred investment options were issued in connection with a private placement that we completed on January 12, 2026.

We will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock covered by this prospectus. Upon any exercise of the preferred investment options by payment of cash, however, we will receive the exercise price of the preferred investment options. We cannot predict if, when and in what amounts the preferred investment options will be exercised by payments of cash, and the investment options may expire and never be exercised, in which case we would not receive any cash proceeds. Our registration of the shares of Common Stock covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the shares covered hereby.

The Selling Stockholders may sell or otherwise dispose of the Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell or otherwise dispose of the Common Stock covered by this prospectus in the section entitled “Plan of Distribution” beginning on page 13. Discounts, concessions, commissions and similar selling expenses attributable to the sale of Common Stock covered by this prospectus will be borne by the Selling Stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the Common Stock with the Securities and Exchange Commission (the "Commission" or the "SEC").

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “RKDA.” On January 26, 2026, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $2.27 per share.

We are a “smaller reporting company” under applicable federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. Before making any investment in these securities, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 herein as well as any other risk factors and other information contained in any other document that is incorporated by reference herein. You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 10, 2026.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a "shelf" registration" or continuous offering process. You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find Additional Information” and “Incorporation of Information by Reference” in this prospectus.

You should rely only on the information provided in this prospectus or documents incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. This prospectus covers offers and sales of our Common Stock only in jurisdictions in which such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

In this prospectus, we refer to Arcadia Biosciences, Inc. as “we,” “us,” “our,” the “Company,” "Arcadia" or “RKDA.” You should rely only on the information we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and in any prospectus supplement we may file constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). These statements relate to future events concerning our business and to our future revenues, operating results and financial condition. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “forecast,” “predict,” “propose,” “potential” or “continue,” or the negative of those terms or other comparable terminology.

Any forward-looking statements contained in this prospectus or any prospectus supplement are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of future events. Whether these future events will occur as management anticipates, whether we will achieve our business objectives, and whether our revenues, operating results or financial condition will improve in future periods are subject to numerous risks. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss under the heading “Risk Factors” and in other sections of our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC, as well as in our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus. You should read these factors and the other cautionary statements made in this prospectus and in the documents we incorporate by reference into this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents we incorporate by reference into this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider in making your investment decision. Therefore, you should read the entire prospectus carefully before investing in our securities. Investors should carefully consider the information set forth under “Risk Factors” beginning on page 6 of this prospectus and the other information contained in this prospectus or incorporated by reference herein.

Company Overview

The Company has leveraged its history as a leader in science-based approaches to develop high value products and drive innovation in the consumer goods industry. Previously, the Company sought to be a leader in science-based approaches to developing high value crop improvements, primarily in wheat, which it commercialized through the sales of seed, grain and food ingredients and products, and through trait licensing and royalty agreements. Currently, the Company provides consumers with a way to rehydrate, reset, and reenergize with its Zola™ brand coconut water products. Naturally hydrating and rich in electrolytes, Zola is Non-GMO Project Verified and only contains 60 calories per serving. Zola flavors include original, original with pulp, espresso, lime and pineapple.

On May 14, 2024, the Company sold its non-GMO Resistant Starch (“RS”) durum wheat trait to longtime partner Corteva Agriscience for total cash consideration of $4.0 million. Under the terms of the agreement, the Company retained certain rights to use the RS durum wheat trait. On May 16, 2024, the Company sold the GoodWheat™ brand and related assets to Above Food Corp. for net consideration of $3.7 million. On March 28, 2025, the Company entered into an agreement with Bioceres Crop Solutions Corp. ("BIOX") pursuant to which BIOX agreed to transfer to the Company all rights and materials relating to certain soy traits that were included in licenses granted by the Company to BIOX in the November 2020 sale of Verdeca. In addition, BIOX agreed to pay a total of $750,000 to the Company. The Company agreed to transfer to BIOX all of the Company's granted patents, pending applications, related materials and documents related to the Company's reduced gluten and oxidative stability patents. In addition, the parties agreed to amend a previous agreement between the parties to eliminate any obligation to pay the Company future product royalties under the agreement.

Recent Developments

Warrant Inducement Private Placement

On January 9, 2026, we entered into inducement letter agreements (the "Inducement Letters") with certain of the Selling Stockholders (the “Participating Holders”) pursuant to which such Participating Holders agreed to exercise certain outstanding preferred investment options (the "Existing Options") to purchase an aggregate of 808,595 shares of Common Stock. The Existing Options had an exercise price of $9.00 per share and were originally issued in December 2020, January 2021, August 2022, and March 2023. Pursuant to the Inducement Letters, the Participating Holders agreed to exercise for cash the Existing Options at a reduced exercise price of $2.575 per share, in consideration for the Company’s agreement to issue new preferred investment options (the "Investment Options") to purchase up to 1,617,190 shares (the "Investment Option Shares") of Common Stock. The Investment Options have an exercise price of $2.325 per share, are exercisable immediately upon issuance, and expire on the date that is 30 months following the effective date of the Resale Registration Statement described below (the “Option Termination Date”). The closing of the transactions contemplated by the Inducement Letters occurred on January 12, 2026. The Company received aggregate gross proceeds of approximately $2.1 million from the exercise of the Existing Options by the Participating Holders, before deducting placement agent fees and other offering expenses payable by the Company.

We engaged H.C. Wainwright & Co., LLC ("Wainwright" or the "Placement Agent") to act as our exclusive placement agent in connection with the transactions described above. In consideration for its services, we paid Wainwright a cash fee equal to 7.0% of the aggregate gross proceeds received from the exercise of the Existing Options. In addition, we paid Wainwright a management fee equal to 1.0% of the aggregate gross proceeds from the exercise of the Existing Options and reimbursed Wainwright for certain expenses, including but not limited to $50,000 for legal expenses and $25,000 for non-accountable expenses. We also issued to Wainwright or its designees preferred placement agent investment options (the "Placement Agent Options" and together with the Investment Options, the "Options") to purchase up to 56,602 shares (the "Placement Agent Option Shares" and together with the Investment Option Shares, the "Option Shares") of Common Stock (representing 7% of the Existing Options exercised). The Placement Agent Options have substantially the same terms as the Investment Options with the exception of an exercise price of $3.2188 per share, and have a term expiring on the Option Termination Date.

We also agreed to file the registration statement of which this prospectus is a part (the "Resale Registration Statement"), providing for the resale of the Option Shares issuable upon exercise of the Options, as soon as practicable and in any event within 30 days after the date of the Inducement Letters and to use commercially reasonable efforts to have such registration statement to be declared effective by the SEC within 60 days following the date of the Inducement Letters (or within 90 days in certain circumstances), and to keep the registration statement effective at all times until no holder of Options owns any Options or Option Shares. If, at the time a holder exercises its Options, the Resale Registration Statement is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made upon such exercise in payment of the aggregate exercise price, the holder may elect instead to make a cashless net exercise and receive upon such exercise the net number of shares of Common Stock determined according to a formula set forth in the Options.

Termination of Securities Exchange Agreement

As disclosed in the reports and other materials previously filed by us with the SEC, on December 4, 2024, we entered into a Securities Exchange Agreement (as amended, the “Exchange Agreement”) with Roosevelt Resources, LP, a Texas limited partnership (“Roosevelt”), and certain other parties, providing for the combination of the two companies in an all-stock transaction (the "Exchange"), subject to a number of conditions and required actions, and on April 30, 2025, we entered into a First Amendment to the Securities Exchange Agreement. On December 24, 2025, we received a notice from Roosevelt indicating that it was terminating the Exchange Agreement with immediate effect, pursuant to the terms of the Exchange Agreement that allowed either party to terminate the Exchange Agreement if the closing of the transactions contemplated by the Exchange Agreement had not occurred by a certain date. As a result, we are not pursuing a business combination transaction with Roosevelt.

Summary of the Offering

Securities Offered by the Selling Stockholders

Up to 1,673,792 shares of Common Stock, consisting of (a) up to 1,617,190 shares of Common Stock issuable upon exercise of the Investment Options, and (b) up to 56,602 shares of Common Stock issuable upon the exercise of the Placement Agent Options.[1]

Common Stock Outstanding before this Offering	1,729,884 shares.

Common Stock Outstanding after this Offering	3,403,676 shares (assuming the exercise of the maximum number of Option Shares covered by this prospectus and no exercise of any other outstanding warrants, options or investment options). [2]

Use of Proceeds

We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders, except with respect to amounts received by use due to the exercise of any Options for cash. We intend to use the proceeds from the exercise of any Options for cash for working capital and general corporate purposes. See “Use of Proceeds” on page 8 of this prospectus.

Risk Factors

An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus and the other information included in and incorporated by reference into this prospectus for a discussion of the risk factors you should carefully consider before deciding to invest in our securities.

Terms of this offering

The Selling Stockholders, including their transferees, donees, pledgees, assignees, and successors-in-interest, may sell, transfer, or otherwise dispose of any or all of the shares of Common Stock offered by this prospectus from time to time on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of Common Stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

Nasdaq Capital Market Symbol

“RKDA.” There is no established trading market for the Options, and we do not expect a trading market to develop. We do not intend to list the Options on any securities exchange or other trading market. Without a trading market, the liquidity of the Options will be extremely limited.

(1)
Does not take into account any beneficial ownership limitations on exercise of the Options.
(2)
Assumes the issuance of shares of Common Stock upon the exercise of all Options, without regarding to any beneficial ownership limitations on exercise of the Options. Excludes shares of Common Stock issuable upon the exercise of other outstanding warrants, investment options and options and excludes Abeyance Shares, see "Description of Private Placement."

We were founded in 2002, and our principal executive offices are located at 5956 Sherry Lane, Suite 2000, Dallas, TX 75225. Our telephone number is (214) 974-8921. Our website is located at www.arcadiabio.com. Information contained on, or that can be accessed through, our website is not part of this prospectus.

RISK FACTORS

An investment in our Common Stock involves a high degree or risk. Prior to making a decision about investing in our Common Stock, you should consider carefully the following risk factors as well as other information we include in this prospectus, including any risks in the section entitled “Risk Factors” contained in any supplements to this prospectus or in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and in our subsequent filings with the SEC. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” Each of the referenced risks and uncertainties could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities. Additional risks not known to us or that we believe are immaterial may also adversely affect our business, operating results and financial condition and the value of an investment in our securities. In addition, our actual results could differ materially from those anticipated in any forward-looking statements as a result of these and other factors. See also the statements contained under the heading “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

The sale of a substantial amount of our shares of Common Stock, including resale of the Shares being registered hereunder, in the public market would result in substantial dilution of our stockholders and may adversely affect the market price of our Common Stock.

We are registering for resale shares of Common Stock issuable upon exercise of the Investment Options and Placement Agent Options. If the Options were exercised in full and the Option Shares issued, upon issuance these shares will represent a significant number of shares of our outstanding shares of Common Stock, and if sold in the market all at once or at about the same time, could depress the market price of our Common Stock during the period the registration statement remains effective and could also affect our ability to raise equity capital. Sales of substantial amounts of shares of our Common Stock would result in significant dilution to our stockholders. Sales of such shares, or the perception that such sales might occur, could adversely affect the market price of our Common Stock. We cannot predict if and when the Selling Stockholders may exercise the Options and sell such Option Shares in the public markets. Furthermore, in the future, we may issue additional shares of Common Stock or other equity or debt securities convertible into shares of Common Stock. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of Common Stock.

Our amended and restated certificate of incorporation currently authorizes the issuance of 150,000,000 shares of Common Stock and 20,000,000 shares of preferred stock. In certain circumstances, shares of Common Stock and preferred stock, as well as the awards available for issuance under our equity incentive plans, can be issued by our board of directors without stockholder approval. Any future issuances of such stock would further dilute the percentage ownership of us held by holders of Common Stock and, if any, of preferred stock. In addition, the issuance of certain securities may be used as an “anti-takeover” device without further action on the part of our stockholders, and may adversely affect the holders of the Common Stock.

We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of the Common Stock.

Our management will have broad discretion over the use of proceeds, if any, received by us from this offering resulting from any cash exercise of the Options, and we could spend the proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” on page 8 of this prospectus. However, our use of these proceeds may differ substantially from our current plans.

We do not intend to pay any cash dividends on Common Stock in the foreseeable future. Investors should not rely on dividends to receive a return on their investment in the Common Stock.

We have never declared or paid cash dividends on our capital stock, and we do not intend to pay any cash dividends on Common Stock in the foreseeable future. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any decision to declare and pay cash dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, legal restrictions, contractual restrictions, and other factors that our board of directors may deem relevant. Consequently, you should not rely on dividends to receive a return on your investment.

Other Risks

There is substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain further financing.

Our consolidated financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. However, as shown in our consolidated financial statements for the year ended December 31, 2024, and for the nine months ended September 30, 2025, incorporated by reference herein, we have an accumulated deficit, recurring net losses and net cash used in operations, and resources that will not be sufficient to meet our anticipated cash requirements, which raise substantial doubt about our ability to continue as a going concern and may hinder our ability to obtain further financing. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. If we cannot continue as a viable entity, we might be required to reduce or cease operations or seek dissolution and liquidation or bankruptcy protection, and our stockholders would likely lose most or all of their investment in us.

Statements concerning our future plans and operations are dependent on our ability to secure adequate funding and the absence of unexpected delays or adverse developments. We may not be able to secure required funding.

Any statements concerning our anticipated future events or developments or our future operations or activities are forward-looking statements that in each instance assume that we have or are able to obtain sufficient funding to support such activities and continue our operations and satisfy our liability and obligations in a timely manner. There can be no assurance that this will be the case. Also, such statements assume that there are no significant unexpected developments or events that delay or prevent such activities from occurring. Failure to timely obtain any required additional funding, or unexpected developments or events, could delay the occurrence of such events or prevent the events described in any such statements from occurring, which could have a material adverse effect on our business, financial condition and results of operations.

We will require additional financing and may not be able to obtain such financing on favorable terms, if at all, which could adversely impact our operations and ability to continue our business. Such additional funding may not be available, which would have a material adverse effect on our business, financial condition and results of operations and would materially and adversely affect our ability to continue operations.

We will require additional funding in the near term in order to support our operations and activities. There are no assurances that required funding will be available at all or will be available in sufficient amounts or on reasonable terms. In addition, an adverse outcome in legal or regulatory proceedings in which we are or could become involved could adversely affect our liquidity and financial position. If future financings involve the issuance of equity securities, our existing stockholders would suffer dilution. If we raise debt financing, it may involve restrictive covenants that could limit our operating flexibility. We may not be able to raise sufficient additional funds on terms that are favorable, if at all. If we fail to raise sufficient funds and continue to incur losses, our ability to continue our operations, take advantage of strategic opportunities, or otherwise respond to competitive pressures would likely be significantly limited. Delays in obtaining, or the inability to obtain, required funding would materially and adversely affect our ability to satisfy our current and future liabilities and obligations, and would materially and adversely affect our ability to continue operations. If we do not have sufficient funds to continue operations, we could be required to seek dissolution and liquidation, bankruptcy protection or other alternatives that would likely result in our stockholders losing some or all of their investment in us.

USE OF PROCEEDS

We will not receive any of the proceeds from any sale or other disposition by the Selling Stockholders of the Common Stock covered by this prospectus. All proceeds from the sale of the Common Stock will be paid directly to the Selling Stockholders. We will receive proceeds upon the cash exercise of the Options for which the underlying Option Shares are being registered hereunder. If all of the Options were exercised in full for cash, we would receive gross proceeds of approximately $3.94 million. We currently intend to use the cash proceeds from any exercise of Options for working capital and general corporate purposes.

DESCRIPTION OF PRIVATE PLACEMENT

On January 9, 2026, we entered into the Inducement Letters with the Participating Holders pursuant to which the Participating Holders agreed to exercise the Existing Options to purchase an aggregate of 808,595 shares of Common Stock and/or Abeyance Shares (as described below). The Existing Options subject to the Inducement Letters had an exercise price of $9.00 per share and were originally issued in December 2020, January 2021, August 2022, and March 2023. Pursuant to the Inducement Letters, the Participating Holders agreed to exercise for cash the Existing Options at a reduced exercise price of $2.575 per share, in consideration for the Company’s agreement to issue the new Investment Options to purchase up to 1,617,190 shares of Common Stock. The Investment Options have an exercise price of $2.325 per share, are exercisable immediately upon issuance, and expire on the date that is 30 months following the effective date of the Resale Registration Statement described below (the “Option Termination Date”). The closing of the transactions contemplated by the Inducement Letters occurred on January 12, 2026 (the "Closing Date"). The Company received aggregate gross proceeds of approximately $2.1 million from the exercise of the Existing Options by the Participating Holders, before deducting placement agent fees and other offering expenses payable by the Company. In the event that the exercise of the Existing Options would have otherwise caused a Participating Holder to exceed the beneficial ownership limitations set forth in such Participating Holder’s Existing Options (4.99% or 9.99%, as applicable), we issued to such Participating Holder the number of shares of Common Stock that would not cause such Participating Holder to exceed such beneficial ownership limitation, as directed by such Participating Holder, and agreed to hold such Participating Holder’s balance of shares of Common Stock in abeyance ("Abeyance Shares") until we receive notice from such Participating Holder that the balance of shares of Common Stock may be issued in compliance with such beneficial ownership limitations, with such Abeyance Shares evidenced through such Holder's Existing Options, which Participating Holder's Existing Options deemed prepaid and may be exercised pursuant to a notice of exercise from the applicable Participating Holder.

We engaged Wainwright to act as our exclusive placement agent in connection with the transactions described above. In consideration for its services, we paid Wainwright a cash fee equal to 7.0% of the aggregate gross proceeds received from the exercise of the Existing Options. In addition, we paid Wainwright a management fee equal to 1.0% of the aggregate gross proceeds from the exercise of the Existing Options and reimbursed Wainwright for certain expenses, including but not limited to $50,000 for legal expenses and $25,000 for non-accountable expenses. We also issued to Wainwright or its designees the Placement Agent Options to purchase up to 56,602 Placement Agent Options Shares (representing 7% of the Existing Options being exercised). The Placement Agent Options have substantially the same terms as the Investment Options with the exception of an exercise price of $3.2188 per share, and have a term expiring on the Option Termination Date.

The Investment Options and Placement Agent Options are exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise). A holder (together with their affiliates) may not exercise any portion of the holder's Investment Options or Placement Agent Options to the extent that the holder would beneficially own more than 4.99% or 9.99% (as specified by the holder) of the outstanding Common Stock immediately after exercise (as such percentage is determined in accordance with the terms of the Investment Options and Placement Agent Options). Upon 61 days prior notice to the Company, the holder may increase or decrease the beneficial ownership limitation up to 9.99%.

We also agreed to file the registration statement of which this prospectus is a part (the "Resale Registration Statement"), providing for the resale of the Option Shares issuable upon exercise of the Options, as soon as practicable and in any event within 30 days after the date of the Inducement Letters and to use commercially reasonable efforts to have the Resale Registration Statement be declared effective by the SEC within 60 days following the date of the Inducement Letters (or within 90 days in certain circumstances), and to keep the Resale Registration Statement effective at all times until no holder of the Options owns any Options or Option Shares. If, at the time a holder exercises its Option the Resale Registration Statement is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made upon such exercise in payment of the aggregate exercise price, the holder may elect instead to make a cashless net exercise and receive upon such exercise the net number of shares of Common Stock determined according to a formula set forth in the Options.

The exercise price and number of shares issuable upon exercise of the Investment Options or Placement Agent Options are subject to appropriate adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rata distributions, reorganizations, or similar events. The Investment Options and the Placement Agent Options also contain customary provisions regarding adjustment of the exercise price and treatment upon certain kinds of fundamental transactions (as defined in the Investment Options and Placement Agent Options), including provisions providing for the receipt of alternative consideration or, in certain circumstances in connection with certain kinds of fundamental transactions, the ability for a holder to cause the Company to purchase the unexercised portion of the Investment Option or Placement Agent Option from the holder by paying to the holder an amount of cash equal to the Black Scholes value (calculated as provided in in the Investment Options and Placement Agent Options) of the remaining unexercised portion of the Investment Option or Placement Agent Option.

In the Inducement Letters, the Company agreed not to issue any shares of Common Stock or common stock equivalents or to file any other registration statement with the SEC (in each case, subject to certain exceptions) until 45 days after the Closing Date. The Company also agreed not to effect or agree to effect any variable rate transaction (as defined in the Inducement Letters) until one year after the Closing Date (subject to certain exceptions). The Inducement Letters contain representations, warranties and covenants of the Company that the Company believes are typical for transactions of this type, and which were made solely for the benefit of the other signatories to the Inducement Letters. The provisions of the Inducement Letters, including the representations and warranties contained therein, are not for the benefit of any party other than the party signatories thereto and are not intended for investors or the public to obtain factual information about the current state of affairs of the parties to the Inducement Letters.

The Option Shares are being registered for resale hereunder.

SELLING STOCKHOLDERS

The Selling Stockholders named in the table below may from time to time offer and sell pursuant to this prospectus and any applicable prospectus supplements up to 1,673,792 shares of our Common Stock.

Relationship with the Selling Stockholders

On March 2, 2023, we entered into a securities purchase agreement with certain institutional and accredited investors (the “Purchasers”), including Armistice Capital Master Fund, Ltd. (“Armistice”) and Sabby Volatility Warrant Master Fund, Ltd. ("Sabby"), for the sale and issuance in a private placement (the “March 2023 Private Placement”) of (i) 165,500 shares of our Common Stock (the “March 2023 Shares”) at a purchase price per share of $9.00, (ii) pre-funded warrants (the “Pre-Funded- Warrants”) to purchase up to 500,834 shares of Common Stock, (iii) Series A preferred investment options (the “Series A Investment Options”) to purchase up to a total of 666,334 shares of our Common Stock (“Series A Option Shares”), and (iv) Series B preferred investment options (the “Series B Investment Options” and together with the Series A Investment Options, the “March 2023 Options”) to purchase up to a total of 666,334 shares of our Common Stock (“Series B Option Shares” and together with the Series A Option Shares, the “March 2023 Option Shares”). The Pre-Funded Warrants have a purchase price of $8.9999 per share of Common Stock underlying each such warrant (equal to the purchase price per share of Common Stock, minus the exercise price of $0.0001). Each Pre-Funded Warrant is exercisable for one share of Common Stock at an exercise price of $0.0001 per share, is immediately exercisable, and will not expire until fully exercised. The Series A Investment Options were exercisable upon issuance, expired five years following the issuance date and had an exercise price of $9.00 per share. The Series B Investment Options were exercisable immediately upon issuance, expired 18 months following the issuance date and had an exercise price of $9.00 per share. The closing of the sale of the securities contemplated by the securities purchase agreement occurred on March 6, 2023. In connection with the March 2023 Private Placement, the Company entered into a registration rights agreement with the Purchasers pursuant to which the Company filed a registration statement with the SEC, which has become effective, registering the resale by the Purchasers of the shares issued in the March 2023 Private Placement and the shares that are issuable upon exercise of the Pre-Funded Warrants and the March 2023 Investment Options. In connection with the transactions described above under the heading "Description of the Private Placement," pursuant to the Inducement Letters the Company agreed to reduce the exercise price of the March 2023 Options and the Participating Holders exercised the March 2023 Options in full.

In connection with the March 2023 Private Placement, the Company entered into an engagement letter with Wainwright pursuant to which Wainwright agreed to serve as the Company’s exclusive placement agent for certain equity financing transactions, including the March 2023 Private Placement. The Company agreed to pay Wainwright an aggregate fee equal to 6.0% of the gross proceeds received by the Company from the March 2023 Private Placement. The Company also agreed to grant to Wainwright or its designees, which include certain of the Selling Stockholders, unregistered preferred investment options (the "March 2023 Placement Agent Options") to purchase up to 5.0%, or 33,317 shares, of the aggregate number of shares of Common Stock and Pre-Funded Warrants sold to the Purchasers, with an exercise price per share of $11.25 and with a term of five years.

Except with respect to the foregoing, none of the Selling Stockholders has, or within the past three years has had, any position, office or material relationship with us.

Information About Selling Stockholder Offering

The shares of Common Stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon the exercise of the Investment Options or Placement Agent Options. We are registering the Option Shares in order to permit the Selling Stockholders to offer these shares for resale from time to time.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its ownership of shares of Common Stock and securities convertible into or exercisable for shares of Common Stock, as of January 23, 2026, assuming exercise of the Investment Options, Placement Agent Options or other warrants or investment options held by the Selling Stockholder on that date, without regard to any beneficial ownership limitations or other limitations on exercise. The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders, without regard to any beneficial ownership limitations or other limitations on exercise. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus, without regard to any beneficial ownership limitations or other limitations on exercise. The fifth column lists the percentages beneficial ownership of Common Stock by the Selling Stockholders after this offering, taking into account the beneficial ownership limitations on exercise contained in the Options or other warrants or investment options held by the Selling Stockholder. Except as indicated below, the table below assumes that the outstanding Investment Options and Placement Agent Options were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, without regard to any beneficial ownership or other limitations on the exercise of the Options and other warrants or preferred investment options.

Under the terms of the Investment Options and Placement Agent Options, a Selling Stockholder may not exercise the Investment Options to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99% (as applicable) of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon the exercise of the Investment Options or Placement Agent Options which have not been exercised. The number of shares in the second and fourth columns does not reflect this limitation. The Selling Stockholders may sell all, some or none of their Option Shares in this offering. See “Plan of Distribution.” The total number of outstanding shares of Common Stock as of January 23, 2026, was 1,729,884 shares.

	Number of shares of Common Stock Beneficially Owned Before this	Maximum Number of Shares to be Sold in this	Shares Beneficially Owned After this Offering
Name of Selling Stockholder	Offering	Offering	Number	Percentage(6)
Armistice Capital, LLC (1)	1,234,192	935,528	298,664	9.99%
Sabby Volatility Warrant Master Fund, Ltd.(2)	1,010,594	681,662	328,932	9.99%
Augustus Trading LLC (3)	36,296	36,296	--	*%
Noam Rubinstein (4)	31487	17,830	13,657	*%
Wilson Drive Holdings LLC (5)	3,567	1,910	1,657	*%
Charles Worthman (4)	1,058	566	492	*%

* Represents beneficial ownership of less than one percent.

(1)
The number of shares beneficially owned before the offering includes the following: (i) 298,664 Abeyance Shares issuable upon notice from the Selling Stockholder subject to beneficial ownership limitations on issuance of Abeyance Shares, and shares of Common Stock beneficially owned, see "Description of Private Placement"; and (ii) 935,528 shares of Common Stock underlying the Investment Options that are being offered by this prospectus. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The Investment Options and other warrants or preferred investment options held by the Selling Stockholder are subject to a beneficial ownership limitation of 4.99% or 9.99% (as applicable), which limitation restricts the Selling Stockholder and its affiliates from owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. Armistice Capital and Mr. Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. Based on information provided to us by or on behalf of the Selling Stockholder, Armistice is not a registered broker-dealer or an affiliate of a registered broker-dealer. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC 510, Madison Avenue, 7th Floor, New York, NY 10022.
(2)
The number of shares beneficially owned before the offering includes the following: (i) 60,101 shares of Common Stock and 268,831 Abeyance Shares issuable upon notice from the Selling Stockholder subject to beneficial ownership limitations on issuance of Abeyance Shares, see "Description of Private Placement"; and (ii) 681,662 shares of Common Stock underlying the Investment Options that are being offered by this prospectus. The Investment Options and other warrants or preferred investment options held by the Selling Stockholder are subject to beneficial ownership limitations that prohibit the Selling Stockholder from exercising any portion of the warrants or investment options that would result in the selling stockholder owning a percentage of our outstanding Common Stock exceeding 4.99% or 9.9% (as applicable) after giving effect to the issuance of the Common Stock in connection with the Selling Stockholder’s exercise. The shares of Common Stock reported herein are held by Sabby Volatility Warrant Master Fund, Ltd. ("Sabby"). Sabby Management, LLC, the investment manager of Sabby, has discretionary authority to vote and dispose of the shares held by Sabby and may be deemed to be the beneficial owner of these shares. Hal Mintz, in his capacity as manager of Sabby Management, LLC, may also be deemed to have investment discretion and voting power over the shares held by Sabby. Each of Sabby Management, LLC and Mr. Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. Based on information provided to us by or on behalf of the Selling Stockholder, Sabby is not a registered broker-dealer or an affiliate of a registered broker-dealer. The address of the Selling Stockholder is c/o Captiva (Cayman) Ltd., Governors Square, Bldg 4, 2nd Floor, 23 Lime Tree Bay Avenue, P.O. Box 32315, Grand Cayman KY1-1209, Cayman Islands.
(3)
The number of shares beneficially owned prior to this offering consist of shares of Common Stock issuable upon exercise of placement agent warrants which have been issued as compensation. Orsium Capital LLC, the authorized agent to Augustus Trading LLC, has discretionary authority to vote and dispose of the securities held by Augustus Trading LLC and may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of these securities. Olivier Morali, in his capacity as managing member of Orsium Capital LLC, may also be deemed to have investment discretion and voting power over the shares beneficially held by Augustus Trading LLC. Orsium Capital LLC and Mr. Morali Vasinkevich each disclaims any beneficial ownership of these securities. The business address of Augustus Trading LLC is 600 Lexington Avenue, 32nd Floor, New York, NY 10022.

(4)
Each of the Selling Stockholders is affiliated with Wainwright, a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022. Wainwright acted as our placement agent in the transactions described above under the heading "Description of the Private Placement" and as our placement agent in connection with the March 2023 Private Placement. The shares listed in the third column for these Selling Stockholders consist of shares of Common Stock issuable upon exercise of Placement Agent Options. The shares listed in the second column for these Selling Stockholders include the aforementioned shares as well as shares of Common Stock issuable upon exercise of other placement agent warrants or placement agent investment options beneficially owned by the Selling Stockholder and issued as compensation. These warrants and investment options are subject to a beneficial ownership limitation of 4.99%, which restricts the Selling Stockholder from exercising that portion of the warrants or investment options that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. The Selling Stockholder acquired the placement agent warrants and investment options in the ordinary course of business and, at the time the placement agent warrants and investment options were acquired, the Selling Stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.
(5)
The number of shares beneficially owned prior to this offering consist of shares of Common Stock issuable upon exercise of placement agent warrants which have been issued as compensation. The securities are held by Wilson Drive Holdings LLC with a registered address of 600 Lexington Avenue, 32nd Floor, New York, NY 10022. Craig Schwabe is the managing member of Wilson Drive Holdings LLC and has the power to vote and dispose the securities held. Neither Wilson Drive Holdings LLC nor Mr. Schwabe is a broker-dealer. Mr. Schwabe is affiliated with the following registered broker-dealers: H.C. Wainwright & Co., LLC, Rodman & Renshaw LLC and Stockblock Securities LLC. The securities were acquired in the ordinary course of business and, at the time the securities were acquired, the Selling Stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.
(6)
Gives effect to the beneficial ownership limitation on exercise of the Investment Options, Placement Agent Options and other warrants or preferred investment options held by the Selling Stockholders.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the Shares of Common Stock covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the Common Stock is traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling Shares:

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
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block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
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an exchange distribution in accordance with the rules of the applicable exchange;
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privately negotiated transactions;
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settlement of short sales;
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in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share;
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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•
a combination of any such methods of sale; or
•
any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell Shares under Rule 144 or any other exemption from registration under the Securities Act if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121, and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Shares or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Stockholders may also sell Shares short and deliver these Shares to close out their short positions, or loan or pledge the Shares to broker-dealers that in turn may sell these Shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the Shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective until the Selling Stockholders no longer hold any Options or Option Shares that are offered hereunder. The Shares of Common Stock offered hereunder will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Common Stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Weintraub Tobin Chediak Coleman Grodin Law Corporation will pass upon legal matters in connection with the validity of the Common Stock offered hereby.

EXPERTS

The financial statements of Arcadia Biosciences, Inc. as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except as noted below, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries, nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings with the SEC are also available to the public at the SEC’s Internet web site at http://www.sec.gov.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not include all of the information contained in the registration statement and the included exhibits, financial statements and schedules. You are referred to the registration statement, the included exhibits, financial statements and schedules for further information. This prospectus is qualified in its entirety by such other information.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available to the public over the Internet at the website of the SEC referred to above. We maintain a website at http://www.arcadiabio.com. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our Common Stock.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and certain information that we file later with the SEC will automatically update and supersede the information in this prospectus. We also incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC (other than Current Reports on Form 8-K or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items and other portions of documents that are furnished, but not filed, pursuant to applicable rules promulgated by the SEC) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, and (ii) after the effectiveness of the registration statement but prior to the termination of the offering of the Common Stock covered by this prospectus:

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Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 25, 2025, as amended by Amendment No. 1 on Form 10-K/A filed on April 30, 2025;
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Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May 8, 2025, August 14, 2025 and November 7, 2025, respectively;

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Our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on March 20, 2025, April 3, 2025, May 2, 2025, May 8, 2025, May 16, 2025, August 14, 2025, August 29, 2025, October 24, 2025, November 7, 2025, December 23, 2025, December 29, 2025, and January 14, 2026;
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Our definitive proxy statement on Schedule 14A for our 2025 Annual Meeting of Stockholders, filed with the SEC on November 19, 2025; and
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the description of our Common Stock contained in our Form 8-A/A filed with the SEC on May 14, 2015, as updated by the description of our Common Stock filed as Exhibit 4.7 to our Annual Report on Form 10-K for the year ended December 31, 2024, including any amendment or report filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents by writing us at Arcadia Biosciences, Inc., 5956 Sherry Lane, Suite 2000, Dallas, TX 75225, Attention: Corporate Secretary, Telephone (214) 974-8921.

You may also access the documents incorporated by reference in this prospectus through our website at http://www.arcadiabio.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.